Execution Version

To:

Jersey Holding Corporation
399 Park Avenue
New York, New York 10022
Attention: Tom Kucera

June 10, 2011

Dear Sirs

Project Neptune

We, Citigroup Venture Capital International Investment G.P. Limited (CVCIIGP), acting in our capacity as the general partner of each of Citigroup Venture Capital International Growth Partnership II, L.P., Citigroup Venture Capital International Growth Partnership (Employee) II, L.P. and CVCIGP II Co-invest, L.P. (each being an Investor), refer to the Merger Agreement (the Agreement) to be executed on or about the date of this letter, amongst Parent, Jersey Acquisition Corporation (Merger Sub) and Ness Technologies, Inc. (the Company) in relation to the merger of Merger Sub with and into the Company, pursuant to which the Company shall survive as a wholly-owned subsidiary of Parent.  Capitalised terms used but not defined in this letter shall have the meanings given to them in the Merger Agreement.

The commitments and undertakings given in this letter by CVCIIGP, on behalf of each of the Investors, are given: (i) in consideration of the Company agreeing to enter into the Agreement; and (ii) by CVCIIGP, on behalf of each of the Investors, on a several basis and not on a joint and several basis or a joint basis.

1.    Commitment

1.1   Subject to paragraph 2, CVCIIGP undertakes to Parent and the Company (in the Company’s capacity as an express third-party beneficiary of the rights granted to Parent hereunder) that it shall cause the Investors (i) to contribute, or otherwise transfer, to Parent immediately prior to Closing 3,657,667 shares of the Company's common stock (the Equity Rollover), and (ii) to purchase, immediately prior to Closing, a portion of the equity of Parent in the amounts set out opposite each Investor’s name in Column 2 of Schedule 1 (The Investors) to this letter (each being an Individual Commitment, and, in aggregate, being the Equity Commitment of $278,333,283) in cash in immediately available funds, to ensure that Parent shall have sufficient funds to satisfy in full its obligation to pay the aggregate Merger Consideration under the Merger Agreement at Closing (the Funding Obligation).

1.2   The maximum aggregate liability of CVCIIGP, on behalf of all of the Investors, under paragraph 1.1 of this letter shall not exceed the Equity Commitment and by CVCIIGP, on behalf of each Investor, under paragraph 1.1 of this letter shall not exceed the relevant Investor’s Individual Commitment.

2.    Conditions

2.1           The obligations of CVCIIGP and the Investors in paragraph 1.1 of this letter are conditional upon satisfaction of the conditions set forth in set forth in Section 6.1 and Section 6.3 of the Merger Agreement.

2.2           CVCIIGP and the Investors shall cease to have any obligations under this letter with immediate effect upon the earliest of (i) the Closing, (ii) termination of the Merger Agreement in accordance with its terms in circumstances under which Parent and Merger Sub would have no further obligation or liability to the Company and (iii) 30 days after the earlier of (A) the seven (7) months anniversary date of the Merger Agreement and (B) the termination of the Agreement in accordance with its terms under circumstances under which Parent and Merger Sub may have further obligations or liability to the Company; provided that if the Company has brought a claim against Parent or Merger Sub under the Merger Agreement prior to the expiration of the obligations of CVCIIGP and the Investors hereunder, the obligations hereunder shall not terminate until final non-appealable resolution of such claim.  In the event that the Company (or any of its successors or assigns) asserts in any litigation before a Governmental Entity relating to this letter or the Agreement that the provisions hereof limiting the monetary liability of CVCIIGP or the Investors hereunder or that the other provisions of this letter or the Agreement (including Section 8.5 thereof) are illegal, invalid or unenforceable in any respect, then, the obligations of the CVCIIGP and the Investors hereunder shall terminate and shall thereupon be null and void.

3.    Undertakings

Subject only to the provisions of paragraph 2 and without prejudice to the undertaking under paragraph 1.1, CVCIIGP hereby undertakes to Parent to take all such actions within its powers to ensure that:

(a)
all necessary steps will be taken (i) to enable Parent to, and Parent shall, draw down the Equity Commitment concurrently with the Closing and (ii) to effect the Equity Rollover prior to, or concurrently with, the Closing; and

(b)	the Equity Commitment will be used by Parent to meet its Funding Obligation and for no other purpose until (and only to the extent that) the Funding Obligation has been satisfied.

4.    Third Party Enforcement Rights

This letter may only be enforced by Parent; provided that the Company is hereby made an express third-party beneficiary of the rights granted to Parent hereby and shall be entitled to specific performance to enforce the Equity Rollover and the Equity Commitment pursuant to the terms and conditions hereof, subject to the terms and conditions of Section 8.5 of the Merger Agreement.

5.    Representations and Warranties

CVCIIGP represents and warrants to Parent that: (a) it has the power and authority to execute, deliver and perform this letter in its capacity as the general partner of each Investor; (b) the execution, delivery and performance of this letter by CVCIIGP in its capacity as the general partner of each Investor has been duly and validly authorised and approved by all necessary limited partnership action, and no other proceedings or actions on the part of CVCIIGP or any Investor are necessary therefor; (c) this letter has been duly and validly executed and delivered by CVCIIGP in its capacity as the general partner of each Investor and constitutes a valid and legally binding obligation of CVCIIGP, in its capacity as the general partner of each Investor, enforceable against CVCIIGP in accordance with its terms; (d) each of the Investors has an uncalled capital commitment in excess of the amount of that Investor’s Individual Commitment; and (e) the execution, delivery and performance by CVCIIGP, in its capacity as the general partner of each Investor, of this letter does not (i) violate the organisational documents of CVCIIGP or any Investor, (ii) violate any applicable law, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which CVCIIGP or any Investor is a party.

6.    Limitation of liability

The liability of CVCIIGP, on behalf of each Investor, under this letter shall be several and in proportion to that Investor’s shareholding in Parent, provided that the maximum liability of CVCIIGP, on behalf of the relevant Investor, relating to or arising out of this letter or the transactions contemplated by this letter, the Agreement or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of that Investor’s Individual Commitment. No Person other than CVCIIGP and the Investors shall have any obligation to Parent or any other Person relating to or arising out of this letter or the transactions contemplated by this letter or the Merger Agreement or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current or future director, officer, Affiliate (other than CVCIIGP and the Investors), employee, general or limited partner, member, manager or stockholder of the CVCIIGP or the Investors or any of their respective successors or permitted assignees or any former, current or future director, officer, Affiliate (other than CVCIIGP or the Investors), employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, except for any obligations of CVCIIGP or the Investors or any of their respective successors or permitted assignees relating to or arising out of this letter.

7.    Notices and Agent for Service of Process

7.1   Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid).  Any notice shall be deemed to have been delivered as of the date so telecommunicated or hand delivered to the recipient, one (1) business day following sending by overnight delivery service, or five (5) business days following sending by certified or registered mail.

7.2   The addresses and fax numbers for CVCIIGP and Parent are set out in Schedule 2 (Notices) to this letter.

8.    Invalidity

Each of the provisions of this letter is severable. If any provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall have no effect in that respect (but it will not affect the validity or enforceability of any other term or provision hereof) and the parties shall use all reasonable efforts to replace such provision in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

9.    Counterparts

This letter may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this letter by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this letter.

10.    Governing Law, Jurisdiction and Arbitration

10.1   This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.2   The parties agree that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this letter exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  The parties each hereby waive (a) any defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter or the Merger Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter or the Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this paragraph 10.2, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter, or the subject matter of this letter, may not be enforced in or by such courts.

10.3   Parent hereby agrees that specific performance shall be its sole and exclusive remedy with respect to breaches by CVCIIGP or the Investors or any other Person or otherwise relating to or arising out of this letter or the transactions contemplated by the Merger Agreement and that it may not seek or accept any other form of relief that may be available for breach under this letter or the Merger Agreement or otherwise in connection with this letter, the Merger Agreement or the transactions contemplated thereby (including monetary damages).  Notwithstanding the foregoing, if a court of competent jurisdiction has declined to specifically enforce the obligations of CVCIIGP or the Investors to effect the Equity Rollover and provide the Equity Commitment pursuant to a claim for specific performance brought against CVCIIGP or the Investors pursuant to this paragraph 10.3 and has instead granted an award of damages for such alleged breach against CVCIIGP or the Investors, Parent may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such award, CVCIIGP or the Investors are not willing to cause Parent to consummate the Merger in accordance with Article I of the Merger Agreement.

10.4   This letter may not be amended or otherwise modified without the prior written consent of Parent, CVCIIGP and the Company. The obligations of CVCIIGP and the Investors hereunder may not be assigned without the prior written consent of Parent and the Company, except that CVCIIGP may, without such consent, assign all or a portion of the Funding Obligation to any other person or entity; provided, that any such assignment shall not relieve CVCIIGP or the Investors of any of their respective obligations under this letter.

10.5   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER OR THE MERGER AGREEMENT.

Execution Version

Please acknowledge your acceptance of the terms of this letter by executing it where indicated below.

Yours faithfully,

CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP II, L.P. By: Citigroup Venture Capital International Investment G.P. Limited, its general partner
By: /s/ Michael Richardson Name: Michael Richardson Title: Director
CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP (EMPLOYEE) II, L.P. By: Citigroup Venture Capital International Investment G.P. Limited, its general partner
By: /s/ Michael Richardson Name: Michael Richardson Title: Director CVCIGP II CO-INVEST, L.P. By: Citigroup Venture Capital International Investment G.P. Limited, its general partner

By: /s/ Michael Richardson Name: Michael Richardson Title: Director

[Signature Page to Equity Commitment Letter]

Execution Version

Acknowledged:

JERSEY HOLDINGS CORPORATION

By: /s/ Bob Khanna
Name: Bob Khanna
Title: Director

Date:  June 10, 2011

[Signature Page to Equity Commitment Letter]

Execution Version

Acknowledged:

NESS TECHNOLOGIES, INC.

By: /s/ Sachi Gerlitz
Name:  Sachi Gerlitz
Title:  Chief Executive Officer
Date:  June 10, 2011

[Signature Page to Equity Commitment Letter]

SCHEDULE 1

THE INVESTORS

1.	2.	3.
Investor (and registered office)	Individual Commitment ($)	Percentage of total Equity Commitment
Citigroup Venture Capital International Growth Partnership II, L.P. (South Church Street, Ugland House, Georgetown, Grand Cayman, Cayman Island)	$170,048,554	61.1%
Citigroup Venture Capital International Growth Partnership (Employee) II, L.P. (South Church Street, Ugland House, Georgetown, Grand Cayman, Cayman Island)	$95,237,856	34.2%
CVCIGP II Co-invest, L.P. (South Church Street, Ugland House, Georgetown, Grand Cayman, Cayman Island)	$13,046,873	4.7%
TOTAL	$278,333,283 (the Equity Commitment)	100.0%

SCHEDULE 2

NOTICES

1.             If to Citigroup Venture Capital International Investment G.P. Limited:

26 New Street, St Helier, Jersey, Channel Islands JE2 3RA

Fax +44 1534 814 815

Attention: Administrator’s Office